FOR IMMEDIATE RELEASE                                            April 17, 1996

         FORT MILL, S.C. -- Springs Industries, Inc. today reported higher sales and earnings for the first quarter of 1996 and completed the $193 million sale of its Clark-Schwebel industrial fabrics business.

         Net sales for the first quarter were a record $583.5 million, up almost 21 percent from the first quarter of 1995. Net income for the quarter was $12.3 million, a 25 percent increase from last year's $9.9 million. Earnings per share rose to $0.60 from $0.55 a year ago when 2.6 million fewer shares were outstanding.

         Walter Y. Elisha, Springs' chairman and chief executive officer, said, "We are pleased to report stronger results for the first three months of this year and are especially encouraged by the strengthening during March of our principal markets. Even when one excludes the contribution of three home furnishings businesses acquired after March of last year, our sales grew by approximately 4 percent."

         Consolidated operating income advanced to $27.1 million, up 17 percent from a year ago. The improvement came on the strength of specialty fabrics sales and earnings as the home furnishings segment encountered a sluggish retail market at the onset of the quarter. Sales of the home furnishings segment were up 25 percent from last year, aided by three 1995 acquisitions. Without the acquisitions, home furnishings sales would have been about the same as a year ago. The home furnishings segment's profit from operations declined somewhat from 1995 due to the mix of sales in the first three months of 1996.

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         The specialty fabrics segment reported sales 9 percent higher than last year's, as both industrial fabrics and finished fabrics achieved volume growth. Stronger demand for electronic fiberglass fabrics and for finished fabrics resulted in an improvement over last year's specialty fabrics operating profit.

         Elisha added, "We encountered sluggish but gradually improving retail market conditions during the quarter. Efforts to reduce costs and improve service added to our earnings. As 1996 progresses, these efforts will continue."

         Separately, Springs completed today the sale of Clark-Schwebel, Inc., its woven fiberglass subsidiary, to an investor group led by Vestar Equity Partners, L.P. which elected to pay in cash the full purchase price of approximately $193 million.

         Springs expects to report for the second quarter a gain on the sale of Clark-Schwebel of approximately $50 million, net of taxes. During the first quarter of 1996, Clark-Schwebel contributed about 10 percent of Springs' sales of $583.5 million and had record earnings representing about 35 percent of Springs' $28 million of earnings before interest expense and taxes. During the five years ended in 1995, Clark-Schwebel's average contribution was 13 percent of Springs' sales and 9 percent of its earnings before interest expense and taxes.

         In announcing the completion of the transaction, Elisha said, "The sale reflects our strategic objective to commit our primary resources to products for the consumer, in which we are and have been for many years an acknowledged leader. We believe the sale will allow both Springs and Clark-Schwebel to build greater shareholder value over time than would otherwise have been the case."

         Springs Industries is a major manufacturer and marketer of home furnishings and specialty fabrics with headquarters in Fort Mill, S.C. The company operates facilities in ten U.S. states and owns marketing and distribution subsidiaries in Canada and Mexico.


                                    # # #


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

SPRINGS INDUSTRIES, INC.
Consolidated Statements of Operations
and Retained Earnings
(In thousands except per share data)
(Unaudited)


                                                                                           THIRTEEN WEEKS ENDED
                                                                                       ----------------------------
                                                                                         MARCH 30,         APRIL 1,
                                                                                           1996             1995
                                                                                       -----------      -----------
OPERATIONS
  Net sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $  583,493       $  483,136
    Cost of goods sold  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           477,755          396,028
    Selling, general and administrative expenses  . . . . . . . . . . . . . . .            78,652           64,010
                                                                                       ----------       ----------

      Operating income  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            27,086           23,098
    Interest expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             7,834            7,252
    Other (income) expense  . . . . . . . . . . . . . . . . . . . . . . . . . .              (939)            (835)
                                                                                       ----------       ----------

  Income before income taxes  . . . . . . . . . . . . . . . . . . . . . . . . .            20,191           16,681
  Income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             7,885            6,813
                                                                                       ----------       ----------

      Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $   12,306       $    9,868
                                                                                       ==========       ==========

  Per share:
      Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $      .60       $      .55
                                                                                       ==========       ==========

      Cash dividends declared:
        Class A shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $      .33       $      .30
                                                                                       ==========       ==========
        Class B shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $      .30       $      .27
                                                                                       ==========       ==========


  Weighted average shares of common stock . . . . . . . . . . . . . . . . . . .            20,389           17,807
                                                                                       ==========       ==========
RETAINED EARNINGS
  Retained earnings at beginning of period  . . . . . . . . . . . . . . . . . .        $  616,347       $  568,403
  Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            12,306            9,868
  Cash dividends declared . . . . . . . . . . . . . . . . . . . . . . . . . . .            (6,417)          (5,046)
                                                                                       ----------       ----------
  Retained earnings at end of period  . . . . . . . . . . . . . . . . . . . . .        $  622,236       $  573,225
                                                                                       ==========       ==========





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

SPRINGS INDUSTRIES, INC.
Condensed Consolidated Balance Sheet
(In thousands except share data)
(Unaudited)

                                                                                        MARCH 30,         APRIL 1,
                                                                                          1996              1995
                                                                                       -----------      -----------
ASSETS
Current assets:
  Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . . . .        $    2,152       $    1,142
  Accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           368,850          300,175
  Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           393,874          299,229
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            28,156           40,169
                                                                                       ----------       ----------
    Total current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .           793,032          640,715
                                                                                       ----------       ----------

Property, plant and equipment . . . . . . . . . . . . . . . . . . . . . . . . .         1,392,834        1,271,382
  Accumulated depreciation  . . . . . . . . . . . . . . . . . . . . . . . . . .          (784,287)        (717,598)
                                                                                       ----------       ----------
    Property, plant, and equipment, net . . . . . . . . . . . . . . . . . . . .           608,547          553,784
                                                                                       ----------       ----------
Other assets and deferred charges . . . . . . . . . . . . . . . . . . . . . . .           141,909          119,775
                                                                                       ----------       ----------

     Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $1,543,488       $1,314,274
                                                                                       ==========       ==========
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
  Short-term borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $   55,500       $   55,600
  Current maturities of long-term debt  . . . . . . . . . . . . . . . . . . . .             7,852           21,391
  Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            86,577           76,720
  Other accrued liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .           120,146          115,975
                                                                                       ----------       ----------
    Total current liabilities . . . . . . . . . . . . . . . . . . . . . . . . .           270,075          269,686
                                                                                       ----------       ----------

Noncurrent liabilities:
  Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           329,021          261,786
  Deferred compensation and benefit plans . . . . . . . . . . . . . . . . . . .           156,028          141,856
  Deferred income taxes and other deferred credits  . . . . . . . . . . . . . .            47,728           50,841
                                                                                       ----------       ----------
    Total noncurrent liabilities  . . . . . . . . . . . . . . . . . . . . . . .           532,777          454,483
                                                                                       ----------       ----------

Shareowners' equity:
  Class A common stock- $.25 par value (12,718,922 and
    9,888,859 shares issued in 1996 and 1995 respectively)  . . . . . . . . . .             3,180            2,472
  Class B common stock- $.25 par value (7,529,579 and
    7,830,375 shares issued in 1996 and 1995, respectively) . . . . . . . . . .             1,882            1,958
  Additional paid-in capital  . . . . . . . . . . . . . . . . . . . . . . . . .           109,972           11,657
  Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           622,236          573,225
  Cost of Class A shares in treasury (March 30, 1996 - 108,055
    shares; April 1, 1995 - 111,448 shares) . . . . . . . . . . . . . . . . . .            (2,403)          (2,467)
  Currency translation adjustment and other . . . . . . . . . . . . . . . . . .             5,769            3,260
                                                                                       ----------       ----------
    Shareowners' equity . . . . . . . . . . . . . . . . . . . . . . . . . . . .           740,636          590,105
                                                                                       ----------       ----------
     Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $1,543,488       $1,314,274
                                                                                       ==========       ==========





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